EXHIBIT 4.32

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the ‘‘Agreement’’) is made as of the 14th day of August, 2006 by and among the persons listed on Schedule A hereto (each, a ‘‘Seller’’ and, collectively, the ‘‘Sellers’’) and Brio Capital, L.P. and Centurion Microcap, L.P., (each a ‘‘Purchaser’’).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Sellers acquired units (each, a ‘‘Unit’’) of securities issued by CepTor Corporation (the ‘‘Company’’) in a private placement of such Units, each Unit consisting of one share of the Company’s Series A Convertible Preferred, par value $.0001 per share (the ‘‘Series A Preferred’’), convertible initially into 10,000 shares of the Company’s Common Stock, par value $.0001 per share (the ‘‘Common Stock’’) and warrants (the ‘‘Warrants’’) to purchase 5,000 shares of Common Stock; and

WHEREAS, the Company has agreed to adjust the Units for holders of Units who invest in certain convertible notes (the ‘‘Convertible Notes’’) being offered (the ‘‘Offering’’) by the Company in accordance with an offering memorandum dated May 26, 2006, as supplemented (as so supplemented, the ‘‘Offering Memorandum’’)’ and

WHEREAS, the Purchaser wants to purchase Units held by the Sellers and/or rights the Sellers have with respect to the Units they hold or held, and the Sellers wants to sell such Units or rights to the Purchaser on the terms and subject to the conditions set forth herein;

WHEREAS, the Purchaser wishes to subscribe for Convertible Notes simultaneously with his purchase of the Units and/or rights related thereto and, with respect to such Units and/or rights, to obtain the benefits of the adjustments described in the Offering Memorandum, and the Company desires that the Purchaser effect such subscription and agrees that, under such circumstances, the Purchaser would be entitled to such adjustments in accordance with the Offering Memorandum with respect to such Units and/or related rights purchased by Purchaser;

NOW, THEREFORE, the parties hereto, for good and valid consideration, the receipt of which is hereby acknowledged, hereby agree as follows:

1.    Purchase of Units.    Each Seller hereby agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Units set forth in Schedule A hereto, and/or the rights of the Seller with respect to Units purchased by the Seller from the Company, for a cash payment of (a) $5,000 per Unit or, (b) if the Seller has converted the Series A Preferred in a Unit or Units purchased by such Seller and not sold the resulting Common Stock, $5,000 for each 10,000 shares of Common Stock and Warrants to purchase 5,000 shares of Common Stock or, (c) if the Seller has converted the Series A Preferred in a Unit or Units purchased by such Seller and sold the resulting Common Stock, $3,500 for the rights of the Seller, in accordance with the Offering Memorandum, for each 10,000 shares of Common Stock sold by the Seller, together with Warrants to purchase 5,000 shares of Common Stock (the ‘‘Cash Purchase Price’’).

2.    Payment of the Purchase Price and Delivery of the Units or Rights Related Thereto; Subscription for the Convertible Notes.    The Cash Purchase Price shall be paid by wire transfer to the account of Andrew J. Levinson Attorney at Law IOLA (the ‘‘Escrow Agent’’) in accordance with the instructions annexed hereto upon confirmation by the Escrow Agent to the Purchaser that he has received the certificates representing the Units or the Common Stock and Warrants, together with stock powers or other instruments of transfer executed in blank, with signatures Medallion Guaranteed as to the stock powers for the Series A Preferred or Common Stock or, in the case of a transfer of rights, an executed instrument assigning rights with respect to Units in accordance with the Offering Memorandum to the Purchaser, together with the original Warrants and an executed instrument of assignment with respect thereto. The Purchaser understands that the Escrow Agent is also the Escrow Agent with respect to subscriptions for the Convertible Notes and instructs the

Escrow Agent to release his funds hereunder only upon the simultaneous closing of the Purchaser’s subscription for Convertible Notes in the Offering. This Agreement shall be effective only upon receipt by the Escrow Agent of all of the deliveries contemplated by this Section with respect the purchase and sale of Units and/or related rights and with respect to the subscription contemplated hereby for the Convertible Notes entitling the Purchase to the adjustment of such Units and/or related rights in accordance with the Offering Memorandum. With respect to any shares of Common Stock sold by any of the Sellers pursuant to this Agreement, such Sellers agree that they are effecting such sale pursuant to the currently effective registration statement covering such shares of Common Stock under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), and the Company acknowledges that the prospectus delivery requirement of the Securities Act has been met with respect to such Common Stock and agrees to direct its transfer agent to reissue such shares of Common Stock in the name of Purchaser without a restrictive legend under the Securities Act.

3.    Representations of Seller.    Each Seller, severally and not jointly, represents that it owns the Units or Common Stock and Warrants or rights with respect to Units and Warrants (collectively, the ‘‘Securities’’) being sold by it hereunder, in each case free and clear of any liens or encumbrances, and that it has taken all necessary action required to enter into this Agreement and to sell such Securities in accordance with this Agreement.

4.    Representations of Purchaser.    The Purchaser represents as follows:

(a) The Purchaser understands that the Common Stock underlying the Units (without giving effect to the adjustments as described in the Offering Memorandum) has been registered under the Securities Act but that a post-effective amendment to such registration statement (the ‘‘Post-Effective Amendment’’) would have to be filed by the Company with respect to sales of such Common Stock by the Purchaser and that such Common Stock may not be sold until the Post-Effective Amendment has been filed and become effective and that the remaining Common Stock underlying the Units or rights related thereto, as adjusted m accordance with the Offering Memorandum, may not be sold unless registered under the Securities Act or pursuant to an exemption from such registration requirements, including the limitations of Rule 144 promulgated under the Securities Act (‘‘Rule 144’’).

(b) The Purchaser is purchasing the Securities for his own account for investment and not with a view to or for sale in violation of the Securities Act. The Purchaser understands that he must bear the economic risk of owning the Securities for an indeterminate period of time, and that he may suffer, and is able to bear, a total loss with respect to the Securities.

(c) The Purchaser individually or with his investor representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the acquisition of the Securities and, having reviewed all public information concerning the Company, has concluded that he is able to bear those risks. In this regard, the Purchaser represents that he is an ‘‘accredited investor’’ within the meaning of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

(d) The Securities were not offered or sold to the Purchaser by any form of general solicitation or general advertising.

(e) The Purchaser acknowledges that if any further transfer of the Securities is to be made in reliance upon an exemption under the Securities Act, the Company will, unless such Securities are registered pursuant to then effective registration statement under the Securities Act, require an opinion of counsel satisfactory to it that such transfer may be made pursuant to an exemption under the Securities Act and applicable state law.

(f) The Purchaser is not (either alone or together with others) directly or indirectly controlling or controlled by the Company or under direct or indirect common control with the Company within the meaning of the Securities Act.

(g) In making any subsequent offering or sale of the Securities, the Purchaser will be acting only for himself and not as part of a sale or planned distribution that would be in violation of the Securities Act.

(h) The Purchaser acknowledges that, so long as necessary and except as otherwise provided herein, a legend may appear on the certificates representing the Securities or any Common Stock into which they are convertible stating the restrictions under which the Securities or such Common Stock may be sold.

(i) The Purchaser acknowledges that the purchase of the Securities does not violate any law or regulation applicable to him or his business.

(j) The Purchaser acknowledges that the Company and its counsel are entitled to and will rely on these representations in connection with the transfer of the Securities by the Seller to the Purchaser.

5.    Acknowledgments and Agreements of the Company.    The Company acknowledges that the rights to adjustment of the Securities in accordance with the Offering Memorandum will be fully effective with respect to the Securities acquired by the Purchaser from the Sellers hereunder and that, upon the simultaneous subscription for Convertible Notes contemplated hereunder, such adjustments will be effected, notwithstanding the fact that certain Common Stock may have been purchased hereunder pursuant to the registration statement related thereto under the Securities Act. To induce the Purchaser to purchase the Securities pursuant hereto and subscribe for Convertible Notes, the Company agrees that it will file the Post-Effective Amendment naming the Purchaser as a selling stockholder with respect to the Common Stock underlying the Series A Preferred and Warrants and any shares of Common Stock so acquired by the Purchaser (without giving effect to any adjustment thereto pursuant to the Offering Memorandum, provided, however, that this limitation does not diminish in any respect the rights of the Purchaser with respect to the Securities, including, without limitation, the right to have the Common Stock resulting from such adjustment included in a registration statement under the Securities Act) within 15 days of the effectiveness of this Agreement. The Company acknowledges that, upon purchase of the Securities hereunder, the Purchaser shall have all of the rights of an original subscriber for the Units, including, without limitation, the registration rights and indemnification provisions set forth in the agreements related to such original subscriptions. The Company also acknowledges, in part on the basis of the representations of the Purchaser set forth herein, that the holding period of the Securities in the hands of the Purchaser for purposes of Rule 144 will include the holding period thereof of the Sellers hereunder. As an additional inducement to Purchaser, the Company further agrees that, in the event of any future modification of the terms of the Offering, Purchaser shall be entitled to the benefits thereof with respect to any Securities purchased hereunder and any Convertible Notes simultaneously acquired as contemplated herein.

6.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, representations or agreements by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

7.    Counterparts; Facsimile Signatures.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and delivery of such executed counterparts by facsimile transmission shall be fully effective whether or not followed by delivery of delivery of manually executed counterparts.

8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York applicable to contracts made and to be wholly performed within such State.

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as the date first above written.

SELLERS
\s\ Margie Chasman
PURCHASER
\s\ Shaye Hirsch Brio Capital, L.P.
\s\ Abraham Schwartz Centurion Microcap, L.P.

Acknowledged and Agreed as to the
provisions of Sections 2 and 5 of this Agreement:

CEPTOR CORPORATION

By: \s\ William H. Pursley
       William H. Pursley

Schedule A

Seller	Securities Being Sold	Cash Purchase Price
Margie Chassman	Series A Preferred A-150; 4 shares Warrant No. 150; 20,000 shares
Margie Chassman	Series A Preferred A-175; 4 shares Warrant No. 175; 20,000 shares
Margie Chassman	Series A Preferred A-151; 4 shares Warrant No. 151; 20,000 shares
Purchaser	Securities Being Purchased	Cash Purchase Price
Brio Capital, L.P.	Series A Preferred A-300; 2.5 shares Warrant No. 300; 12,500 shares
Centurion Microcap, L.P.	Series A Preferred A-301; 9.5 shares Warrant No. 301; 47,500 shares